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                                                                    EXHIBIT 11.2

                            ALLEGIANCE TELECOM, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)
                         SIX MONTHS ENDED JUNE 30, 2001
                (Dollars in thousands, except per share amounts)

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
                                                     Number of          Percent           Equivalent
                                                      Shares          Outstanding           Shares
                                                     ---------        -----------         ----------

Prior to Initial Public Offering
   1997 Common Stock Offering                               639          100.00%                 639

After Initial Public Offering
   1998 Common Stock Offering                        15,000,000          100.00%          15,000,000
   Preferred Stock Converted to Common Stock         60,511,692          100.00%          60,511,692
   1999 Common Stock Offering                        21,041,100          100.00%          21,041,100
   2000 Common Stock Offering                        10,703,109          100.00%          10,703,109
   Cash in Lieu of Stock Split                             (577)         100.00%                (577)
   Treasury Shares                                     (327,495)         100.00%            (327,495)
   Warrants Exercised                                   765,833          100.00%             765,833
   Stock Options Exercised                            1,162,130           89.21%           1,036,772
   Employee Stock Discount Purchase Plan Shares
     Issued                                             429,261           87.26%             374,554
   Common Stock Issued for Business Acquisitions      3,630,655           74.21%           2,694,197
                                                                                        ------------

   WEIGHTED AVERAGE SHARES OUTSTANDING                                                   111,799,824

   NET LOSS APPLICABLE TO COMMON STOCK                                                 $(199,678,000)

   NET LOSS PER SHARE, BASIC AND DILUTED                                               $       (1.79)
                                                                                       =============

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